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[LOGO OF METLIFE INVESTORS]
         RICHARD C. PEARSON
   Executive Vice President
            General Counsel
               800 989-3752
               949 629-1317
           Fax 949 629 1684
 dick pearson@investmet.com

October 27, 2004

Mr. Rodney J. Chandler
Second Vice President
Metropolitan Life Insurance Company
501 Boylston Street
Boston, MA 02116

RE: Modified Coinsurance Agreement between MetLife Investors FMLI Insurance
    Company and Metropolitan Life Insurance Company, effective as of July 1, 2002 ("Agreement")
    Recapture of Reinsurance

Dear Mr. Chandler:

In accordance with Article VIII, Sections 3 and 4 of the Agreement, this letter gives notice to you of our intent to discontinue reinsurance of newly issued Policies, to recapture the Reinsurance ceded to Metropolitan Life under the Agreement and to terminate the Agreement.

The discontinuance of reinsurance, recapture and termination will be effective November 30, 2004 and terminal settlement in accordance with Article IX of the Agreement will occur on or before December 31, 2004, as mutually agreed by the parties.

First MetLife Investors Insurance Company

/s/ Richard C. Pearson
-------------------------
Executive Vice President

Acknowledged and accepted as of October 27, 2004 by

Metropolitan Life Insurance Company

By:     /s/ Rodney J. Chandler
        -------------------------
Title:  Second VP & Actuary

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                                            MetLife Investors Insurance Company
                                        MetLife Investors USA Insurance Company
                               22 Corporate Plaza Drive, Newport Beach, CA92660